Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Dave Stedman
Interim CEO
LION, Inc.
800-546-6463

LION Announces Second Quarter 2007 Financial Results

Seattle, WA - August 14, 2007 - LION, Inc. (OTC Bulletin Board: LINN), a provider of online lead generation and advanced business solutions that streamline the mortgage loan fulfillment process, today reported total revenue of $2,790,000 for the second quarter ended June 30, 2007, down 21% compared to $3,537,000 for second quarter 2006.  Revenue for the six months ended June 30, 2007 totaled $5,954,000, a decrease of 16% from $7,070,000 for the same period in the previous year.  The Company recorded a net loss for second quarter 2007 of $987,000 or $.03 per share compared to a net loss of $535,000 or $.01 per share for the same quarter in the prior year. The net loss for the six months ended June 30, 2007 was $1,652,000 or $.04 per share compared to a net loss of $721,000 or $.02 per share for the same period in the prior year.

“With continued pressure in the mortgage lending sectors, the Company’s financial performance continues to be adversely affected,” stated David Stedman, CEO of LION, Inc.  “Rising home delinquencies and foreclosure rates, falling refinance activity and industry pressures in subprime lending have continued to exert extreme downward pressure on our lender and broker customers, resulting in slower sales activity and a fall off in revenue in certain business lines.

“On the positive side, revenue generated by Mortgage 101 increased 8% to $388,000 for the second quarter from $359,000 for the first quarter primarily due to increased ad banner advertising during the quarter, while our LockPoint Xtra®/Precision MTS product revenues continue to improve compared to the prior year periods. We will be releasing product initiatives designed to enhance revenue growth over the next couple of months. These include a newly designed Mortgage 101 portal and a new suite of Retail Website products.  We also look to benefit from two new products recently launched within our Loans product group: a new web and pricing product targeted to the community and small banks, and a new release of our LION Pro search engine product for mortgage brokers,” continued Mr. Stedman.

“However, until the industry stabilizes and confidence returns to the market, we anticipate continued pressure on revenue generated within affected lines of business.  During the quarter, we announced our cost cutting plans which will be reflected in our third quarter expense results but more so in the fourth quarter.”

During the quarter, LION announced that its board of directors had formed a Strategic Review Committee and retained an investment banker to assist in the evaluation of a full range of strategic alternatives available to the Company.  At June 30, 2007, LION reported approximately $2.3 million in cash, cash equivalents, and short-term investments.

Further information about LION’s results of operations and financial condition can be found in its quarterly report on Form 10-QSB filed with the Securities and Exchange Commission today.

About LION Inc.

LION, Inc. is a provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry.  From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders.  LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools.  LION’s business to consumer Internet portal, Mortgage101.com, provides consumers with access to LION’s extensive proprietary network of mortgage brokers, realtors and lenders.  Through its subsidiary, Tuttle Risk Management Services, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market.  LION has offices in Washington, California and Colorado and has been named by Deliotte & Touche LLP as one of the 50 fastest growing technology companies in the state of Washington for the last 3 years.  For more information about LION, please visit www.lioninc.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release.)  Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors.  Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of August 14, 2007, and LION undertakes no duty to update this information. More information about theses and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission.  Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.

LION, Inc. and Subsidiary
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenues	$2,790	$3,537	$5,954	$7,070

Expenses
Direct costs	1,590	1,529	3,129	3,054
Selling and marketing	512	561	1,013	1,126
General and administrative	1,136	1,283	2,284	2,210
Research and development	438	602	997	1,194
Depreciation and amortization	105	119	203	241
	3,781	4,094	7,626	7,825

Operating loss	(991)	(557)	(1,672)	(755)

Other income - net	7	25	27	40

Net loss before tax	(984)	(532)	(1,645)	(715)

Income tax expense	(3)	(3)	(7)	(6)

Net loss	$(987)	$(535)	$(1,652)	$(721)

Net loss per common share,
Basic and diluted	$(.03)	$(.01)	$(.04)	$(.02)

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LION, Inc. and Subsidiary
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

ASSETS

	June 30,
	2007	December 31,
	(Unaudited)	2006

CURRENT ASSETS
Cash and cash equivalents	$1,423	$2,587
Short-term investments	900	900
Accounts receivable - net	866	1,101
Prepaid expenses and other	423	530

Total current assets	3,612	5,118

PROPERTY AND EQUIPMENT, net	1,030	555

OTHER ASSETS
Goodwill – net	2,590	2,590
Other assets	224	224

	$7,456	$8,487

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$311	$162
Accrued salaries and benefits	618	708
Accrued liabilities	623	267
Current maturities of long-term obligations	977	977
Deferred revenue	800	631

Total current liabilities	3,329	2,745

LONG-TERM OBLIGATIONS, less current maturities	6	8

STOCKHOLDERS’ EQUITY	4,121	5,734

	$7,456	$8,487

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LION, Inc. and Subsidiary
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended
	June 30,
	2007	2006

Net loss	$(1,652)	$(721)
Non-cash items	273	301
Changes in working capital	893	649
Net cash provided by (used in) operating activities	(486)	229

Net cash used in investing activities	(678)	(170)

Payments on long-term obligations	(3)	(20)
Proceeds from issuance of common stock and exercise of stock options	3	1
Net cash used in financing activities	-	(19)

Net increase (decrease) in cash and cash equivalents	(1,164)	40
Cash and cash equivalents at beginning of period	2,587	3,371
Cash and cash equivalents at end of period	$1,423	$3,411